Exhibit 99.1

News Release
Media Contact:
Lisa Bottle	+1 704 423 7060	Goodrich Corporation
Four Coliseum Centre
Andrew Martin	+1 704 423 7048	2730 West Tyvola Road
Charlotte, NC 28217-4578
Investor Relations:		USA
Paul Gifford	+1 704 423 5517	www.goodrich.com
For Immediate Release
Goodrich Corporation Signs Agreement to Acquire Microtecnica
•	Acquisition complements existing flight control actuation business and strengthens Goodrich’s position in the helicopter market
CHARLOTTE, NC, APRIL 1, 2011 — Goodrich Corporation (NYSE:GR) has signed an agreement with SSCP Aero Holdings S.C.A., a company backed by the European private equity firm Stirling Square Capital Partners, to acquire Microtecnica S.r.l. Microtecnica is a leading provider of flight control actuation systems for helicopter, regional and business aircraft, missile actuation, and aircraft thermal and environmental control systems. The transaction is expected to close during the second quarter of 2011, subject to customary government approvals. Sales for the full year 2011 for the business are expected to be approximately $220 million, and are expected to grow significantly over the next several years. Total cash consideration for the acquisition is approximately 330 million Euros ($462 million at an exchange rate of 1.40), reflecting a multiple of approximately 11.5 times 2011 estimated adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). The acquisition is expected to be slightly accretive to earnings in 2011, including the impact of purchase accounting adjustments, and solidly accretive thereafter.
Marshall Larsen, Goodrich chairman, president and chief executive officer said, “This acquisition supports our business model and fits with our strategy by increasing Goodrich’s exposure to three growth markets; commercial and military helicopters, commercial regional, business and general aviation aircraft and missile actuation. Microtecnica’s manufacturing capacity and engineering resources are an excellent complement to Goodrich’s flight control actuation business as well as providing support to the environmental and thermal controls market as a capable supplier of components and sub-systems.”

Microtecnica employs approximately 700 people at facilities located in Turin, Luserna San Giovanni and Brugherio, Italy and Bristol, UK. The company has significant sales to both the commercial aerospace and defense and space markets, with approximately 60 percent of sales derived from original equipment and 40 percent from the aftermarket. With approximately 25 percent of sales in the commercial and military helicopter markets, this acquisition will add new content and strengthen Goodrich’s position in this key high-growth market. Major customers include AgustaWestland, Alenia, Hamilton Sundstrand, Avio, Bombardier and Eurocopter. Microtecnica will become part of Goodrich’s Actuation Systems business, within its Actuation and Landing Systems segment. For more information, visit www.microtecnica.net.
Alan Bean, chief executive officer of Microtecnica said, “Microtecnica’s expertise in flight controls and environmental and thermal control systems will be an excellent complement to Goodrich’s leadership position in aerospace and defense. We are looking forward to combining our capabilities to better serve our customers.”
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.
Goodrich Corporation operates through its divisions and as a parent company for its subsidiaries, one or more of which may be referred to as “Goodrich Corporation” in this press release.
Forward Looking Statements
Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives, and expected performance, including the reference to the expected impact of the transaction on future earnings. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to realization of anticipated synergies after the completion of the transaction. Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.
The company cautions you not to place undue reliance on the forward- looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
GR — Actuation and Landing Systems
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